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                                                                 EXHIBIT 99.1


(SCS TRANSPORTATION, INC LOGO)                                   NEWS RELEASE






FOR IMMEDIATE RELEASE                                              JUNE 1, 2004

      SCS Transportation Adds Independent Director Linda J. French to Board

(KANSAS CITY, Mo.) - SCS Transportation, Inc. (NASDAQ: SCST) today announced the Board of Directors has elected Linda J. French as a Class III director of the Corporation for a term that expires at the 2005 annual meeting of stockholders. She was also appointed as a member of the Board's Nominating and Governance and Compensation Committees. French has a diverse background in corporate management, law, academia and civic service.

"We are pleased to welcome Linda to our Board and believe SCS Transportation will benefit from her extensive corporate and organizational experiences and leadership," said Bert Trucksess, chairman, president and CEO of SCS Transportation. "Linda joins our organization at a dynamic time for both SCS Transportation and the industry as a whole."

French is retired from her position as assistant professor of business administration at William Jewell College in Liberty, Mo. Prior to joining the William Jewell faculty, French was a partner at the law firm of Blackwell Sanders Peper Martin LLP, and served as senior vice president-general counsel/secretary of Payless Cashways, Inc.

French's leadership experience also includes a wide range of community involvement. She recently served as National Chair, Disaster Services for the American Red Cross. She is currently a member of the board of trustees for William Jewell College; a member of the board of directors and co-treasurer for the Diastole Scholars' Center; and has a life membership on the board of directors for the KC Chapter of the American Red Cross.

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SCS Transportation Adds Independent Director                       JUNE 1, 2004
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French received her law degree with distinction from the University of
Missouri-Kansas City School of Law. She earned her bachelor's degree from William Jewell College where she graduated summa cum laude.

SCS Transportation, Inc. (NASDAQ: SCST) provides trucking transportation and supply chain solutions to a broad base of customers across the United States. With 2003 revenues of $827 million, the company focuses on regional and interregional less-than-truckload (LTL) and selected truckload (TL) services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL and truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 8,300 employees nationwide.

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CONTACT: Greg Drown
         Treasurer
         SCS Transportation
         816-714-5906
         gdrown@scstransportation.com

         Sheri Johnson
         Morningstar Communications Company
         913-851-8700, ext. 22
         Sheri@morningstarcomm.com